Wednesday May 3, 10:09 am Eastern Time
Company Press Release
eTravelserve.com To Acquire New York Travel Wholesaler
MIAMI--(BUSINESS WIRE)--May 3, 2000--Paul Johnson, President/CEO of eTravelserve.com, Inc. www.etravelserve.com (OTCBB:TSER - news), announced today that the company has completed an agreement for the purchase of Caribbean Concepts, a New York based travel wholesaler.

"Caribbean Concepts has been in business for over 35 years and has negotiated exclusive contracts with over 200 resorts, hotels, villas and condos throughout the Caribbean. The acquisition of this wholesale firm will allow eTravelserve.com to offer `exclusive' consumer packages as well as create wholesale products for travel agencies and tour companies worldwide. This new added dimension can position eTravelserve.com as a market leader in Caribbean travel," said Johnson.

eTravelserve.com has also initiated an enhanced shareholder relations program, which offers an "Investor Update Call", which is recorded on the 15th and last day of every month. The recorded call will include information and updates concerning eTravelserve.com and can be accessed at 1-877-213-9653 and entering code No. 2193973. The company also offers an "email alert" which allows individuals to register on the eTravelserve.com web site and have press releases and investor update information automatically forwarded to their email address when they are announced.

FOR SHAREHOLDER INFORMATION CALL STOCKBROKER RELATIONS AT
1-800-546-7950

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially. There is no assurance the above-described events will be completed. There can be no assurance of the ability of the company to achieve sales goals, obtain contracts or financing, consummate acquisitions or achieve profitability in the future. The above and additional factors are discussed in detail in the Company's filings with the S.E.C.